UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK HEALTH SCIENCES TERM TRUST

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your vote matters BlackRock Health Sciences Term Trust (NYSE: BMEZ) Outperformance1 14% Return on market price year-to-date in 2024, outperforming 93% of all closed-end funds 5.1% Return on market price in 2023, outperforming 100% of peer funds Monthly distributions1 6.6% Yield on market price 4X Higher Distributions than Health Care Companies2 The future of your long-term investment depends on you At this year’s upcoming Annual Meeting on June 25, we are asking all BMEZ shareholders to make their voices heard and protect their investment. An activist hedge fund, Saba Capital Management L.P. (“Saba”), is trying to fire BlackRock as your Fund’s investment advisor and install its own Board members, which may potentially change your Fund’s strategy and its ability to deliver the consistent, stable income you rely on. Vote on the enclosed white proxy card today: “FOR” BlackRock Board nominees “AGAINST” Saba’s proposal to terminate the investment management agreement BlackRock brings best-in-class expertise and deep experience as investment advisor BMEZ’s management team is led by Dr. Erin Xie, the longest tenured female portfolio manager in the United States and one of the longest tenured healthcare equity portfolio managers in the industry with a strong track record. Dr. Xie manages a dedicated team with an average of 19 years of experience in scientific research, medicine and investing. Access to private markets with no performance fees and simplified tax reporting Voluntarily repurchased over $95 million of shares, adding approximately $18 million to BMEZ’s net asset value since inception3 1. Morningstar data as of March 31, 2024. Peer group reflects the Morningstar Closed-End Health category 2. Health Care Companies are represented by the dividend yield of the MSCI ACWI Health Care Index 3. BlackRock data as of March 31, 2024 Blackrock®

Your Board is under attack by a self-serving activist hedge fund. Protect your long-term investment by voting for your board-recommended nominees on the enclosed white card Your BlackRock Board nominees up for election R. Glenn Hubbard Former Chairman of the U.S. Council of Economic Advisers of the President of the United States. Dean Emeritus of Columbia Graduate Business School. Professor of Finance and Economics W. Carl Kester Professor of Business Administration, Emeritus at Harvard Business School. Professor and author in finance, expert in corporate finance and corporate governance John M. Perlowski President and Chief Executive Officer of BlackRock’s US Retail Mutual Funds Your Board delivers: Experience Actions to protect all shareholders Business & governance expertise Execution for the long term Blackrock®

Vote for your Trustees on the enclosed white proxy card BlackRock Health Sciences Term Trust (NYSE: BMEZ) Please do NOT send back any proxy card you may receive from Saba We ask that all shareholders vote on the enclosed white proxy card to preserve your Fund: “FOR” BlackRock Board nominees “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock How do I vote? Vote online Using the website provided on your enclosed white proxy card and following the simple instructions www.proxyvote.com Vote by phone By calling the toll-free number on your enclosed white proxy card and following the simple instructions Vote by mail By completing and returning your enclosed white proxy card in the postage paid envelope provided. If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-4033. Blackrock®

The Fund has adopted a managed distribution plan (a "Plan") to support a distribution of income, capital gains and/or return of capital based on an annual rate of 6% of the Fund's 12-month rolling average daily net asset value calculated 5 business days prior to declaration date of each distribution. **The amounts distributed per share are subject to change at the discretion of the Fund's Board of Trustees.** Under its Plan, the Fund will distribute all available investment income to its shareholders, consistent with its investment objectives and as required by the Internal Revenue Code of 1986, as amended. If sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return capital to its shareholders.

The Fund's estimated sources of the distributions paid this month and for its current fiscal year are as follows:

Estimated Allocations as of March 28, 2024

Fund	Distribution	Net Income	Net Realized Short-Term Gains	Net Realized Long-Term Gains	Return of Capital
BMEZ[1]	$0.090030	$0 (0%)	$0 (0%)	$0 (0%)	$0.090030 (100%)

Estimated Allocations for the fiscal year through March 28, 2024

Fund	Distribution	Net Income	Net Realized Short-Term Gains	Net Realized Long-Term Gains	Return of Capital
BMEZ[1]	$0.271380	$0.000000 (0%)	$0 (0%)	$0 (0%)	$0.271380 (100%)

[1]The Fund estimates that it has distributed more than its income and net-realized capital gains in the current fiscal year; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the shareholder's investment is paid back to the shareholder. A return of capital distribution does not necessarily reflect the Fund's investment performance and should not be confused with 'yield' or 'income'. When distributions exceed total return performance, the difference will reduce the Fund's net asset value per share.

The amounts and sources of distributions reported are only estimates and are being provided to you pursuant to regulatory requirements and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Fund Performance and Distribution Rate Information:

Fund	Average annual total return (in relation to NAV) for the 5-year period ending on 2/29/2024	Annualized current distribution rate expressed as a percentage of NAV as of 2/29/2024	Cumulative total return (in relation to NAV) for the fiscal year through 2/29/2024	Cumulative fiscal year distributions as a percentage of NAV as of 2/29/2024
BMEZ*	5.94%	5.84%	4.52%	0.98%

* Fund launched within the past 5 years; the performance and distribution rate information presented for the Fund reflects data from inception to 2/29/2024.

Important information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Health Sciences Term Trust (BMEZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. **This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.**

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. **BLACKROCK** is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

May 2024 | BlackRock Health Sciences Term Trust (BMEZ)

BlackRock.

Not FDIC Insured • May Lose Value • No Bank Guarantee

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